Exhibit 99.1

Clean Energy to Host RNG Strategy and
Financial Outlook Webcast

CEO Andrew Littlefair and CFO Robert Vreeland to present Clean Energy’s renewable natural gas strategic vision and financial outlook for the next five years

NEWPORT BEACH, Calif. – January 19, 2022 - Clean Energy Fuels Corp (Nasdaq: CLNE) today announced that Andrew J. Littlefair, president and CEO, and Robert Vreeland, chief financial officer, along with other executive management, will host a webcast to inform investors and analysts of the company’s strategic vision around its renewable natural gas (RNG) supply and the growing demand for RNG fuel by fleet customers in its North American station network.

The webcast will be held January 26, 2022, from 10:00a-12:00p EST and will include a management presentation followed by an opportunity for questions.

To register for Clean Energy’s RNG Day presentation, please go to:

https://event.on24.com/wcc/r/3609144/860088D41FB343F1D6168FA9CCC6A8A7

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Clean Energy Contact:
Raleigh Gerber
949-437-1397
raleigh.gerber@cleanenergyfuels.com

Investor Contact:
Investors@cleanenergyfuels.com